Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT

1.   Capital Title Agency Inc., an Arizona corporation

2.   New Century Holding Company, a California corporation

3.   New Century Title Company, a California corporation

4.   NAC1031 Exchange Services, a California corporation

5.   CTG Building Co., an Arizona corporation

6.   Capital Information Services, Inc., an Arizona corporation

7.   Nations Holding Group, a California corporation

8.   United Title Company, a California corporation

9.   First California Title Company, a California corporation

10.  United Title Insurance Company, a California corporation

11.  Shatto Exchange Services, a California corporation

12.  Shatto Information Systems, Inc., a California corporation

13.  AdvantageWare, Inc., a California corporation
     -An 80% owned subsidiary

14.  Land Title of Nevada, Inc., a Nevada corporation